AMENDMENT EASTERN BANK BENEFIT EQUALIZATION PLAN Preamble Eastern Bank (the “Bank”) sponsors the Eastern Bank Benefit Equalization Plan (the "Plan"). The Plan may be amended, and is subject to applicable provisions of Internal Revenue Code Section 409A (“Section 409A”). The Bank desires to include three currently employed executives (Messrs. Rivers, Q. Miller and Fitzgerald) who were previously Excluded Executives in the Plan (together, “the Three Executives”) as they were covered under a Senior Level Supplemental Executive Retirement Plan (“SERP”) which has since been frozen. Therefore, the Plan shall be amended effective January 1, 2022 such that the Three Executives whose Senior Level SERPs have been frozen are no longer Excluded Executives. Amendment The definition of “Excluded Executive” in Section 1 is amended by the addition of the following: The Executives in the Eastern Bank Supplemental Executive Retirement Plan, a Senior Level SERP which was frozen as of December 31, 2021, shall no longer be considered as Excluded Executives, effective for accruals in this Plan starting January 1, 2022. This only applies to those Three Executives who were in the SERP and who are actively employed after 2021. The definition of “Compensation” in Section 1 is amended by the addition of the following: In the case of the Three Executives added to the Plan by this amendment, Compensation shall also not include any incentive compensation paid in 2022 which was credited under the Eastern Bank Supplemental Executive Retirement Plan. In witness whereof, this amendment, effective as of January 1, 2022, is executed on this 6th day of April, 2022. Eastern Bank By:__________________________________________ Kathleen C. Henry, Chief Human Resources Officer